Exhibit 10.4.1

AMENDMENT NO. 7

TO RESTATED CORPORATE JOINT VENTURE AGREEMENT

This amendment is effective the 10th day of December, 2010, and is between Costco Venture Mexico (“CVM”) (formerly, “Price Venture Mexico,” a California corporation also known as “PRIMEX” in its own capacity and as the surviving entity in the merger between PRIMEX and The Price Company, a California corporation (“PRICE”)), and Controladora Comercial Mexicana, S.A.B. de C.V., a corporation organized under the laws of the United Mexican States (“CCM”), also known as “Comercial,” and is for the purpose of amending the Restated Corporate Joint Venture Agreement, dated February 15, 1995, between PRICE and PRIMEX on the one hand and Comercial on the other, as amended (the “Restated Joint Venture Agreement”).

The parties agree as follows:

1.	The definition of “Primex” and “Price” is superseded and amended to mean, everywhere such terms appear in the Restated Joint Venture Agreement, “Costco Venture Mexico” or “CVM”.

2.

The definition of “Price/Costco, Inc.” is superseded and amended to mean, everywhere such term appears in the Restated Joint Venture Agreement, “Costco Wholesale Corporation,” a Washington corporation, the surviving corporation in their merger.

3.	The definition of “Comercial” is superseded and amended to mean, everywhere such term appears in the Restated Joint Venture Agreement, “Controladora Comercial Mexicana, S.A.B. de C.V.” or “CCM.”

4.	The definition of “Shares” is superseded and amended to mean, everywhere such term appears in the Restated Joint Venture Agreement, “shares of capital stock of the Holding Company.”

5.	The definition of “Holding Company” is superseded and amended to mean, everywhere such term appears in the Restated Joint Venture Agreement, “Costco de México, S.A. de C.V.”

6.

The definition of “Management Agreements” is superseded and amended to mean, everywhere such term appears in the Restated Joint Venture Agreement, the surviving “Management Agreement,” dated February 15, 1995, as amended, between Costco Wholesale Corporation, a Washington corporation as the successor in interest of Price/Costco, Inc., formerly a Delaware corporation, and Costco de México, S.A. de C.V., as the successor in interest of its subsidiary Importadora Primex, S.A. de C.V., a corporation organized under the laws of the United Mexican States.

7.

The definitions of “Pricemex Group” and “Pricemex Group Companies” are superseded and amended to mean, everywhere such terms appear in the Restated Joint Venture Agreement, the Holding Company and its subsidiaries.

8.	The new definition “Trust Agreement” is added and shall mean everywhere such term appears in the Restated Joint Venture Agreement:

“That certain Irrevocable Management and Guaranty Trust Agreement dated December 10th, 2010 by and among CCM as Settlor and Third Place Beneficiary, CVM as First Place Beneficiary, Banco Invex, S.A., Institucion de Banca Multiple, Invex Grupo Financiero in its role as ALF Collateral Agent in benefit of the Lenders as Second Place Beneficiary, and Deutsche Bank Mexico, S.A., Institucion de Banca Multiple, Division Fiduciaria as Trustee.”

9.	The definition of “Change in Control Event” is superseded and amended to mean, everywhere such term appears in the Restated Joint Venture Agreement, as “Change in Control Event:”

“Means (a) the acquisition of CCM by another entity (other than a reincorporation for the purpose of changing CCM’s domicile) by means of merger, consolidation, share exchange or other form of entity reorganization in which the outstanding capital stock of CCM is exchanged for, converted into or cancelled in consideration of obtaining the right to receive securities or other consideration issued by or on behalf of the acquiring entity as a result of which the holders of the capital stock of CCM immediately, before such transaction or series of related transactions, do not hold at least a majority of the voting power and at least a majority of the outstanding securities of the surviving, resulting or acquiring entity after such transaction or series of related transactions in substantially the same proportions as held by the holders of capital stock of CCM immediately before such transaction or series of related transactions; or (b) a transaction or series of related transactions in which a Person, entity, or a group of related Persons acquires direct or beneficial ownership of shares representing more than thirty-five percent (35%) of the outstanding voting power of CCM; or (c) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by CCM of all or substantially all the assets of CCM, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of CCM if substantially all of the assets of CCM are held by such subsidiary or subsidiaries; provided however, that for purposes of this definition, assets shall be deemed “substantially all” if they constitute or represent either of: (i) 60% of CCM’s consolidated asset value; or (ii) 60% of consolidated sales for CCM during the previous twelve months; or (d) a change in the composition of the board of directors of CCM during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the board of directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors, provided, however, that for purposes of this definition, any individual who becomes a member of the board of directors subsequent to the beginning of the two-year period, whose election or nomination for election by CCM’s shareholders was approved by CCM’s shareholders shall be considered as though such individual were a member of the Incumbent Board, and provided further, however, that any such individual, whose initial assumption of office occurs as a result of or in connection with an actual or threatened solicitation of proxies or consents by or on behalf of a person or entity, or a group of related persons or entities, other than the board of directors, shall not be considered a member of the Incumbent Board.”

10.	Section 2.1 of the Restated Joint Venture Agreement is superseded and amended to read as follows:

“Until the termination of the Trust Agreement, there shall be two Series of shares of capital stock of the Holding Company (the “Shares”), “A” and “B”. CVM Shares will be Series “A” Shares and CCM Shares will be Series “B” Shares, which are being held in trust in accordance with the Trust Agreement. Each Share will have one vote; provided that the Series “A” Shares will have the right to appoint four members of the Board of Directors and the Series “B” Shares will have the right to appoint three members of the Board of Directors. Notwithstanding the generality of the foregoing, the ownership rights and privileges with respect to the Shares shall be as more specifically set forth in the Articles of Incorporation and Bylaws of the Holding Company.”

11.	Section 2.2 of the Restated Joint Venture Agreement is superseded and amended to read as follows:

“The current ownership of the Shares of the Holding Company is as set forth in the Amended Exhibit 2.2.”

12.	The Restated Joint Venture Agreement is further amended by addition of a new Section 2.7.4 as follows:

“Notwithstanding anything to the contrary in this Agreement or the Trust Agreement, until the termination of the Trust Agreement, CVM may, in its sole discretion, advance or arrange loans or credits to the Holding Company or its subsidiaries, and the Holding Company or its subsidiaries, as the case may be, shall repay such loans or credits to CVM or its designee, upon such terms and conditions and at such times as may be agreed between the Holding Company and CVM, with or without the consent of CCM; provided, however, that CCM shall have the right to consent to any repayment of such loans if such repayment includes the capitalization of such loans and a possible dilution in the current ownership of the Shares of the Holding Company. Such loans may be unsecured, or secured by real estate or other assets of the Holding Company or its subsidiaries or both as CVM may require.”

13.	Section 2.9.1 of the Restated Joint Venture Agreement is superseded and amended to read as follows:

“Except as provided for in the Trust Agreement, neither CCM nor CVM shall voluntarily sell, transfer, assign, pledge or otherwise dispose of all or any portion of its Shares in the Holding Company or its subsidiaries without the prior approval of the Board of Directors of the Holding Company. Likewise, except as provided in the Trust Agreement, neither CCM nor CVM shall suffer or permit the involuntary sale, transfer, assignment, pledge, or other disposal of its Shares in the Holding Company or its subsidiaries.”

14.	Section 2.15 of the Restated Joint Venture Agreement is superseded and amended to read as follows:

“A party may make a voluntary advance to the Holding Company or its subsidiaries at any time to fund the working capital needs or expansion of the Holding Company or its subsidiaries in the ordinary course of business. Such advance will be made in U.S. Dollars and treated as a loan, and it will earn interest at the applicable rate provided under Section 2.6.2(ii).”

15.	Section 4.1.1 of the Restated Joint Venture Agreement is superseded and amended to read as follows:

“Subject to the Management Agreement, and until the termination of the Trust Agreement, the Holding Company shall be managed by a seven member Board of Directors, three of whom shall be designated by CCM and four of whom shall be designated by CVM. The parties may mutually agree to name their respective alternates.”

16.	Section 4.1.2 of the Restated Joint Venture Agreement is superseded and amended to read as follows:

“Until the termination of the Trust Agreement, the subsidiaries of the Holding Company shall each have a seven member Board of Directors, consisting of the same members as the Board of Directors of the Holding Company. As used herein, unless the context otherwise so requires, “Board of Directors” refers to the Board of Directors of any of the Holding Company or its subsidiaries.”

17.	Section 4.1.5 of the Restated Joint Venture Agreement is superseded and amended to read as follows:

“The Board of Directors of the Holding Company shall meet not less than annually. The powers and duties, indemnification, and other terms and conditions of Board membership shall be as set forth in the articles of incorporation and bylaws of the Holding Company and its subsidiaries.”

18.	Section 4.2 of the Restated Joint Venture Agreement is superseded and amended to read as follows:

“Until the termination of the Trust Agreement, no meeting of any Board of Directors of the Holding Company or its subsidiaries shall occur unless four directors are present and unless at least two of the directors designated by CVM are present. All decisions of the Board of Directors of any of the Holding Company or its subsidiaries shall require the affirmative majority of the entire Board of Directors (at least four directors).”

19.	Section 4.6 of the Restated Joint Venture Agreement is superseded and amended as follows:

“4.6.1 Shareholder Meetings. Ordinary shareholder meetings of the Holding Company or any of its subsidiaries shall deal only with the matters mentioned in Article 181 of the General Law of Commercial Companies of Mexico. Extraordinary shareholder meetings shall deal with all other matters to be considered by the shareholders.

4.6.2 Quorum in Ordinary Shareholder Meetings. Ordinary shareholder meetings shall be deemed to be duly convened pursuant to first call when at least sixty percent of the shares of the capital stock of the company are represented therein. In case of second or subsequent calls, shareholder meetings shall be deemed as duly convened irrespective of the number of shares represented therein. In both cases, resolutions taken in ordinary shareholder meetings shall be adopted by a majority of the shares represented in the meetings.

4.6.3 Quorum in Extraordinary Meetings. Extraordinary shareholder meetings shall be deemed as duly convened pursuant to first call when at least sixty percent of the shares of capital stock of the company are represented therein. In case of second or subsequent calls, shareholder meetings shall be deemed as duly convened when at least fifty percent of the shares of the capital stock of the company are represented. In both cases, resolutions shall be adopted by a majority of the shares represented in the meetings.”

20.	A new Section 8.2.7 is added to the Restated Joint Venture agreement as follows:

“8.2.7 Event of Default Under Trust Agreement. Notwithstanding the foregoing provisions in this Section 8.2, in the case of an Event of Default within the meaning of the Trust Agreement, the Buy-Out by CVM of CCM’s shares shall be governed by the provisions of the Trust Agreement.”

21.	Section 8.3 of the Restated Joint Venture Agreement is superseded and amended as follows:

“8.3 Buy-Out.

8.3.1 Determination of FMV. In the event of a Buy-Out Notice under Sections 2.6.1, 2.8, 2.9, 8.1.4, 8.2.4 or 8.8, or an Insolvency Notice under Section 8.2.6 above, the Fair Market Value of the Holding Company and its subsidiaries as of the date the Buy-Out Notice is given shall be determined under Section 8.4 below.

8.3.2 CVM Election. CVM shall then have thirty (30) Days from the date upon which the Fair Market Value shall have been determined in which to elect (for itself or an Affiliate), by written notice, to purchase all of the Shares of CCM in the Holding Company for a price equal to one hundred percent (100%) of the Fair Market Value multiplied by CCM’S percentage ownership of the Shares of the Holding Company.

8.3.3 CCM Election. Provided that the Trust Agreement has terminated, if within the 30-Day period described in Section 8.3.2 CVM has not elected to purchase CCM’S Shares, CCM shall thereupon have a further thirty (30) Days in which to elect (to itself or an Affiliate), by written notice, to purchase all of the Shares of CVM in the Holding Company for a price equal to one hundred percent (100%) of the Fair Market Value multiplied by CVM’S percentage ownership of the Shares of the Holding Company.

8.3.4 Adjustment of FMV. If no election has been made under Sections 8.3.2 or 8.3.3 above, then, immediately upon expiration of the 30-Day period described in Section 8.3.3, the Fair Market Value shall become an amount that is ninety percent (90%) of the previous Fair Market Value, and the procedures of Sections 8.3.2, 8.3.3 and this 8.3.4 will continue to be repeated in sequence until an election is made under Section 8.3.2 or Section 8.3.3.

8.3.5 Purchase Terms. Once an election is made under Section 8.3.2 or Section 8.3.3, then (i) the parties shall promptly perform all acts required of them and use their best efforts to cause third parties to perform all acts required to enable the purchaser to consummate forthwith its purchase of the Shares (the “Required Acts”), and (ii) the purchaser shall pay the purchase price in cash and in U.S. Dollars within 120 Days after the date of the election or within twenty (20) Days after completion of Required Acts, whichever occurs earlier.”

22.	Section 8.4 of the Restated Joint Venture Agreement is superseded and amended as follows:

“8.4 Fair Market Value.

8.4.1 Proposed & Agreed Values. Within thirty (30) Days after any Buy-Out Notice is given under Section 8.1 or Section 8.2 above, each of CCM and CVM should appoint an independent appraiser, who will be an internationally recognized financial advisory firm or investment bank with experience in mergers and acquisitions (the “CCM Appraiser” and “CVM Appraiser”, respectively).

8.4.2 Appraisers Determined Fair Market Value. Both appraisers must submit the respective appraisal reports to the parties within 45 (forty-five) business days following their appointment. If the difference between both appraisals (expressed as price per share) divided by the lower appraisal is 10% (ten percent) or less, the average between such appraisals (the “Appraisal Average”) will be used as the appraisal of price per share. However, in the event that the difference between both appraisals (expressed as price per share) divided by the lower appraisal is greater than 10% (ten percent), both appraisers must together appoint an independent third appraiser, who must be an internationally recognized investment bank or financial advisory firm with experience in mergers and acquisitions within 20 (twenty) business days, who must submit such appraisal report within 45 (forty-five) business days following his or her appointment. The appraisal of the third independent appraiser, in order to be accepted by the parties, must fall within the range of the appraisals carried out by the CCM Appraiser and the CVM Appraiser, and CCM and CVM agree that this will be considered the final appraisal (the “Independent Appraisal”). If the Independent Appraisal does not fall within the range of the appraisals carried out by the CCM Appraiser and the CVM Appraiser, the Independent Appraisal shall then be equal to the appraisal carried out by the CCM Appraiser or the CVM Appraiser to which the Independent Appraisal falls the closest. The Independent Appraisal shall be final. CCM and CVM will each pay its respective appraisal costs, and both of them will equally pay the costs of the Independent Appraisal. The CCM Appraiser and the CVM Appraiser will not share their appraisals or any other information related to their valuation analysis with the third independent appraiser.

In the event CCM, CVM or their appraisers (acting individually or jointly) fail to appoint their appraiser or the independent appraiser within the designated time period, any party may request that the American Arbitration Association make such appointment, and the appointed appraiser must be an internationally recognized investment bank or financial advisory firm with experience in mergers and acquisitions.

8.4.3 Fair Market Value. Either the Average Appraisal, or in the event of the appointment of an independent appraiser, the Independent Appraisal shall be the “Fair Market Value.”

23.	Section 8.8 of the Restated Joint Venture Agreement is superseded and amended as follows:

“8.8 Change in Control. A Change in Control Event applies only to CCM. If there is a Change in Control Event with respect to CCM, then CVM may immediately elect to Buy-Out CCM for the Fair Market Value referenced in Section 8.4.”

24.	Except as expressly stated above, all terms, conditions and provisions of the Restated Joint Venture Agreement shall remain unchanged and are here ratified and shall be in full force and effect.

[Signature Page for the Amendment No 7 to the Restated Corporate Joint Venture Agreement]

	CONTROLADORA COMERCIAL MEXICANA, S.A.B. DE C.V.		COSTCO VENTURE MEXICO
By:	/s/ Luis Felipe Gonzalez Solana	By:	/s/ James D. Sinegal
	Luis Felipe Gonzalez Solana		James D. Sinegal
	Attorney-in-Fact		Chief Executive Officer

Exhibit 2.2 Current Ownership of Shares

SHAREHOLDERS	FIXED CAPITAL	SHARES	VARIABLE CAPITAL
Costco Venture Mexico, Series “A”	500		1,589,349,441
Controladora Comercial Mexicana, Series “B” S.A.B. de C.V., held in trust	500		1,589,349,441
SUBTOTAL	1000		3,178,698,882
TOTAL		3,178,699,882

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